Exhibit 99.1

Vestin Realty Mortgage II, Inc.
Correction of Monthly Dividend Announcement
For The Month Ended October 31, 2006

Las Vegas - November 28, 2006 - Vestin Realty Mortgage II, Inc. (Nasdaq:VRTB) issued a correction to its press release dated November 27, 2006. The cash dividend of $0.065 per common share announced on November 27, 2006, was calculated based on the number of shares currently outstanding. On November 30, 2006, the Company will pay a stock dividend of 0.30 shares for every share currently outstanding. As a result, the number of shares outstanding will increase by 30%. When the cash dividend is paid on December 27, 2006, to holders of record as of December 11, 2006, the dividend will be $0.05 per common share outstanding on December 11, 2006.

About Vestin Realty Mortgage II, Inc.

Vestin Realty Mortgage II, Inc. is a real estate investment trust (“REIT”) that invests in short-term secured loans to commercial borrowers. Vestin Realty Mortgage II, Inc. is managed by Vestin Mortgage, Inc., which is a subsidiary of Vestin Group, Inc., a well-known asset management, real estate lending and financial service company. Since 1995, Vestin Mortgage, Inc.’s mortgage activities have facilitated more than $2.0 billion in lending transactions.

Forward-Looking Statements

Certain information discussed in this press release may constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995 and the federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties, such as the Company’s potential inability to accurately forecast its operating results; the Company’s potential inability to achieve profitability or generate positive cash flow; the availability of financing; defaults on outstanding loans; unexpected difficulties encountered in pursuing our remedies if a loan is in default; a decline in the value of collateral securing our loans and other risks associated with the Company’s business. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

CONTACT:

Vestin Realty Mortgage II, Inc.
John Alderfer
702-227-0965